“EXHIBIT 4.4”

PERFORMANCE ENTITLEMENTS

SCHEME

TABLE OF CONTENTS

	PART I - PRELIMINARY AND INTERPRETATION	1
1	Preliminary	1
2	Interpretation	1
	PART II - OPERATION OF THE SCHEME	3
3	Grants	3
4	Rejection Of Grant	3
5	Exercise of Entitlements	3
6	Procedure for Exercise and Lapse	4
	PART III - TERMINATION OF EMPLOYMENT	5
7	Termination of Employment	5
	PART IV - CORPORATE EVENTS	7
8	Capital Change	7
9	Other Adjustment	7
	PART V - GENERAL	8
10	No Divestment	8
11	Administration of Scheme	8
12	Amendment	8
13	Miscellaneous	9

Date: 20 August 2009

PART I - PRELIMINARY AND INTERPRETATION

1	Preliminary

1.1	This is the Chief Executive Officer’s Performance Entitlements Scheme 2009.

2	Interpretation

2.1	In this document unless the context otherwise requires:

Board means the board of directors of Telecom from time to time

Bonus Issue means any distribution or allocation of securities or other benefits (other than cash) to Shareholders for which Shareholders are not to provide consideration

Breach means a breach of Telecom’s constitution, the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted, and/or any statute or regulation

Business Day means a day on which the Exchange is open for trading

Capital Change means a Rights Offer, Bonus Issue, Capital Return, or any other reconstruction of, or adjustment to, the capital or capital structure of Telecom of any nature

Capital Return means any payment of cash to Shareholders which is, or is to be, accompanied by a reduction in the number of Shares, or the proportion of economic interest in Telecom, held by Shareholders to which the Capital Return applies

Cash Amount has the meaning given in clause 6.4

Chief Executive Officer means Dr Paul Reynolds, the chief executive officer of Telecom

Entitlement Lapse Date means the first Business Day after the expiration of the period, specified in a Grant, after which Entitlements are to lapse

Entitlement means an entitlement granted by Telecom to the Chief Executive Officer pursuant to the Scheme and which gives the Chief Executive Officer the right to require Telecom to pay the Chief Executive Officer a cash amount subject to and upon the terms and conditions set out in the Scheme

Employment means employment by Telecom and Employed has a corresponding meaning

Event has the meaning in clause 8

Exchange means NZX Limited’s NZSX

Exercisable Entitlement means an Entitlement that the Board has determined may be exercised pursuant to clause 6.1

Exercise Date means the first Business Day after the expiration of the period, specified in a Grant, after which Entitlements may be exercised

Exercise Notice means notice of the exercise of an Entitlement

Exercise Price means nil

Fundamental Change has the meaning given to that term in the Chief Executive Officer’s employment agreement

Grant means the grant of an Entitlement

Grant Date means the date specified in a Grant as being the Grant Date for an Entitlement

Group means Telecom and its subsidiaries

Initial Test Date means a date within 20 Business Days of the Exercise Date, determined by the Board

Notification Date means the date the Board delivers a notice pursuant to clause 6.1 or the date deemed pursuant to the Scheme

Performance Hurdle means the performance hurdle (if any) specified in a Grant

Re-Test Date means a date within 20 Business Days of the Specified Date, determined by the Board

Rights Offer means any offer of securities or benefits to Shareholders for which Shareholders are to provide consideration

Scheme means this Performance Entitlements Scheme

Share means an ordinary share in Telecom

Shareholder means a holder of a Share

Specified Date means the first Business Day after the expiration of the period, specified in a Grant, after which the Board will re-test achievement of a Performance Hurdle

Telecom means Telecom Corporation of New Zealand Limited.

2.2	In this document:

(a)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(b)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(c)	a reference to amend includes modify, delete, add and vary;

(d)	a reference to apply includes apply under assignment or set off;

(e)	where a word or expression is defined, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(f)	a reference to the Scheme means the Scheme as amended from time to time;

(g)	a reference to a person includes its successors and permitted assigns; and

(h)	headings are inserted for convenience only and shall be ignored in interpretation.

PART II - OPERATION OF THE SCHEME

3	Grants and Nature of Entitlements

3.1	Grants

The Board may make a Grant to the Chief Executive Officer. Each Grant will:

(a)	specify the number of Entitlements granted to the Chief Executive Officer;

(b)	enclose a copy of the Scheme;

(c)	specify the Grant Date, the Performance Hurdle (if any), the Exercise Price and the periods of years after which the Exercise Date, the Specified Date and the Entitlement Lapse Date fall;

(d)	enclose an Entitlements certificate; and

(e)	specify the period during which the Chief Executive Officer may reject the Grant.

3.2	Nature of Entitlements

An Entitlement is not a security issued by Telecom, but rather a mechanism for calculating an element of the Chief Executive Officer’s incentive based remuneration.

4	Rejection Of Grant

4.1	Opportunity

The Chief Executive Officer may reject a Grant by giving the Board notice, and returning to the Board the Entitlements certificate, within 40 Business Days after the Grant. If the Chief Executive Officer rejects a Grant, the Entitlements the subject of that Grant will lapse immediately.

4.2	Acknowledgement

In retaining a Grant (and electing not to reject the Grant pursuant to clause 4.1), the Chief Executive Officer acknowledges that:

(a)	the terms of the Scheme are binding; and

(b)	participation in the Scheme does not affect the terms of his Employment. In no event will Telecom be deemed, by making a Grant or otherwise, to have represented that the Chief Executive Officer’s Employment will continue until and/or beyond the Exercise Date.

5	Exercise of Entitlements

5.1	Entitlements may be exercised on the Notification Date or any Business Day after the Notification Date, unless the Entitlement has lapsed.

6	Procedure for Exercise and Lapse

6.1	Board Determination

On the Initial Test Date and again on the Re-Test Date, the Board will:

(a)	determine whether an Entitlement may be exercised by measuring performance against the Performance Hurdle, provided that if no Entitlements were determined to be exercisable on the Initial Test Date, the maximum total number of Entitlements the Board may determine to be exercisable on the Re-Test Date is equal to 50% of the Entitlements in the relevant Grant; and

(b)	within two Business Days, notify the Chief Executive Officer in writing of the determination.

6.2	Exercise

After each Notification Date, the Chief Executive Officer may, as he sees fit from time to time (subject to clause 5), exercise part or all of his Exercisable Entitlements (subject to any minimum number or multiple of a number of Entitlements prescribed by the Board from time to time), by giving the Board an Exercise Notice.

6.3	Exercise Notice

Any Exercise Notice must specify the number of Entitlements being exercised and be accompanied by the Entitlements certificate.

6.4	Payment

Within five Business Days after the date on which the Board receives:

(a)	an Exercise Notice; and

(b)	an Entitlements certificate,

in accordance with this clause 6, Telecom will pay a gross cash amount equal to the closing price of Shares reported on the Exchange on the immediately preceding Business Day for each Entitlement being exercised less the amount of any contribution to Kiwisaver by Telecom (“Cash Amount”), unless clause 5 precludes the exercise of Entitlements (if so, the Board will give notice to the Chief Executive Officer accordingly and return the Entitlements certificate). For the avoidance of doubt, the Cash Amount will be paid to the Chief Executive Officer less tax at the highest marginal tax rate applying to the Chief Executive Officer and less the amount of any contribution to Kiwisaver by the Chief Executive Officer.

6.5	Entitlement Lapse Date

Subject to clause 7, each Entitlement lapses, and ceases to be exercisable, on the earlier of:

(a)	the last possible Notification Date of that Entitlement, provided that the Board has determined that the Entitlement may not be exercised;

(b)	the Entitlement Lapse Date of that Entitlement; and

(c)	the date on which the Chief Executive Officer ceases to be Employed (except to the extent that clause 7 provides that any Entitlements are not to lapse on such date).

PART III - TERMINATION OF EMPLOYMENT

7	Termination of Employment

Exercisable Entitlements

7.1	If the Chief Executive Officer ceases to be Employed for any reason, his Exercisable Entitlements will lapse three months after the date on which he ceased to be Employed.

Entitlements between Exercise Date or Specified Date and Notification Date

7.2	If the Chief Executive Officer ceases to be Employed for any of the reasons specified in clauses 7.3(a) or 7.4(a) or 7.4(b):

(a)	after the Exercise Date but before the next occurring Notification Date; or

(b)	after the Specified Date but before the next occurring Notification Date,

of an Entitlement, that Entitlement shall lapse three months after the date on which the Chief Executive Officer ceases to be Employed unless the Board determines in accordance with clause 6.1 that the Entitlement may not be exercised, in which case the Entitlement will lapse on the relevant Notification Date.

Termination by the Chief Executive Officer for Fundamental Change or by Telecom on Notice

7.3	If the Chief Executive Officer ceases to be Employed:

(a)	due to:

(i)	termination of his employment agreement by the Chief Executive Officer for Fundamental Change (in accordance with clause 21 of that employment agreement); or

(ii)	termination of his employment agreement by Telecom on notice (in accordance with clause 23 of that employment agreement); and

(b)	on or after the date half way through the period from the grant date of a Grant of Entitlements (“Specified Grant”) to the Exercise Date of the Specified Grant,

the Board will permit the Chief Executive Officer to exercise a number of Entitlements in the Specified Grant calculated in accordance with the following formula (“Permitted Entitlements”):

		A ×	N
number of Permitted Entitlements	=
T

Where:

A	total number of Entitlements in the Specified Grant

N	is the number of days from the grant date of the Specified Grant to the date the Chief Executive Officer ceases Employment

T	is the number of days from the grant date of the Specified Grant to the Exercise Date of the Specified Grant.

The Notification Date for the Permitted Entitlements will be deemed to be the Business Day immediately after the date the Chief Executive Officer ceases to be Employed. The Permitted Entitlements shall lapse three months after the Notification Date.

Termination by the Chief Executive Officer On Notice or by Telecom for Disability

7.4	If the Chief Executive Officer ceases to be Employed due to termination of his employment agreement:

(a)	by the Chief Executive Officer on notice (in accordance with clause 20 of that employment agreement); or

(b)	by Telecom for disability (in accordance with clause 22 of that employment agreement),

the Board may in its discretion permit the Chief Executive Officer to exercise part or all of his Entitlements. If the Board elects to permit the Chief Executive Officer to exercise Entitlements pursuant to this clause, it may deem the Notification Date for those Entitlements to be such date after the Chief Executive Officer ceases to be Employed as the Board decides. Those Entitlements will lapse three months after the Notification Date.

Termination by Telecom Without Notice

7.5	If the Chief Executive Officer ceases to be Employed due to termination of his employment agreement by Telecom without notice (in accordance with clause 24 of his employment agreement) all of his Entitlements, other than his Exercisable Entitlements, will immediately lapse.

PART IV - CORPORATE EVENTS

8	Capital Change

8.1	If before the exercise of Entitlements:

(a)

(i)	a Rights Offer occurs; and

(ii)	Shareholders are able to sell their rights under that Rights Offer for consideration,

Telecom shall pay to the Chief Executive Officer an amount (less any deductions or withholdings required by law) equal to the amount which he would have received (after any expenses of sale) if on the record date for the Rights Offer the Chief Executive Officer had held a number of Shares equal to the number of his Entitlements, and had sold all of the rights under the Rights Offer relating to those Shares on the first day on which it was possible to do so;

(b)	a Capital Return occurs, and that Capital Return is on the basis that it applies to all holders of Shares, without any election by holders of Shares;

(i)	the Chief Executive Officer’s Entitlements shall be reduced in the same ratio as holdings of Shares are reduced on the Capital Return; and

(ii)	Telecom shall pay to the Chief Executive Officer the amount (less any deductions or withholdings required by law) which he would have received if the Chief Executive Officer had held a number of Shares equal to the number of his Entitlements, and those Shares had participated in the Capital Return;

(c)	any other Capital Change occurs, that Capital Change shall be dealt with in accordance with clause 9.

9	Other Adjustment

9.1	If:

(a)	there occurs any offer for or acquisition of securities of Telecom, reconstruction or amalgamation affecting Telecom, Capital Change, disposal of businesses or assets of the Group, or other event of any nature which in the opinion of the Board affects or will affect the position or rights of, or benefits to, the Chief Executive Officer or Telecom in respect of the Scheme (collectively an “Event”); and

(b)	either that Event is not provided for under Scheme, or in the opinion of the Board the manner in which the Scheme applies on the occurrence of that Event produces a result which is inappropriate or unfair to the Chief Executive Officer or to Telecom or to both, the Board may make such alterations to the rights, obligations, or benefits of the Chief Executive Officer or Telecom and/or take or cause Telecom to take such steps, as in the opinion of the Board are appropriate or desirable as a result of the occurrence of that Event.

PART V - GENERAL

10	No Divestment

10.1	The Chief Executive Officer may not (including by operation of law) transfer, assign, or otherwise dispose of or create any interest (including any security, or legal or equitable interest) in an Entitlement.

11	Administration of Scheme

11.1	The Board will administer all aspects of the Scheme. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion. The decision of the Board as to:

(a)	the exercise of any discretion conferred on the Board or Telecom by the Scheme;

(b)	the interpretation of this document;

(c)	any other matter touching upon the Scheme,

shall be conclusive and binding on the Chief Executive Officer and Telecom and shall not be capable of being challenged or appealed.

11.2	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to Telecom and the Board will be construed accordingly.

12	Amendment

12.1	Telecom may from time to time, subject to clause 12.2:

(a)	vary any term of the Chief Executive Officer’s participation in the Scheme, with the agreement of the Chief Executive Officer; or

(b)	amend the Scheme, if it considers that:

(i)	the interests of the Chief Executive Officer are not materially prejudiced; or

(ii)	the amendment is fair and appropriate having regard to the proper interests of the Chief Executive Officer, Telecom, and/or shareholders of Telecom;

(c)	terminate the Scheme.

12.2	Telecom:

(a)	may not amend the Scheme (or vary any term of the Chief Executive Officer’s participation in the Scheme) if this would give rise to a Breach; but

(b)	may amend or terminate the Scheme if Telecom considers that this would avoid giving rise to a Breach.

12.3	Telecom will give notice of any amendment to or termination of the Scheme to the Chief Executive Officer.

13	Miscellaneous

13.1	All actions (including directions) and consequences deemed to occur under the Scheme will occur irrevocably and unconditionally (subject to clause 12).

13.2	If a calculation under the Scheme produces a fraction of a cent, the product will be rounded to the nearest whole number favourable to the Chief Executive Officer.

13.3	The Scheme represents all of the terms on which Entitlements are granted and exercised under the Scheme, except those which Telecom implies to give effect to the Scheme.

13.4	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

13.5	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

13.6	All notices and other communications under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given:

(a)	the addresses and facsimile numbers of Telecom and the Chief Executive Officer are those set out in the Grant; and

(b)	notices or communications to Telecom will be addressed and marked to the attention of Telecom’s Company Secretary.

Any notice or communication will be deemed to have been received:

(c)	at the time of delivery, if delivered by hand;

(d)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(e)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

13.7	The Scheme will be governed by and construed in accordance with New Zealand law.